Exhibit 99.1

Mr. W. Gene Musselman

Groot Haesebroekseweg 37

Wassenaar, 2243 ED

The Netherlands

December 22, 2009

Dear Gene:

This letter sets forth our agreement to amend your Employment Letter effective April 19, 2000 (the “Letter”), between Liberty Global, Inc. (“LGI”), as successor to and assignee of UnitedGlobalCom, Inc., and yourself concerning your continued employment with LGI and your secondment to UPC Broadband Holding Services BV, as assignee of Liberty Global Europe N.V., fka United Pan-Europe Communications N.V., an indirect subsidiary of LGI, as amended by that certain addendum dated as of September 3, 2003, the contract extension dated November 2, 2005, the Assignment and Assumption Agreement dated as of January 1, 2008, and the amendment dated June 5, 2008, relating to certain tax requirements (together with the Letter, the “Agreement”). In addition, this letter sets forth our agreement to amend your Participation Certificate dated as of May 2, 2007 (the “Participation Certificate”), reflecting your participation in LGI’s Senior Executive Performance Incentive Plan (the “SEPIP”).

Subject to the terms and conditions set forth below and your acceptance of such terms and conditions, the Agreement and the Participation Certificate are modified as follows:

1.             Agreement:  Paragraph 3 of the Agreement titled “Term” is hereby amended in its entirety to read as follows:

3. Term: Subject to the terms and conditions of this Agreement, the term of this Agreement (“Term”) will be for a period commencing on the Effective Date and ending on December 31, 2010.

2.             Participation Certificate:  The terms of the Participation Certificate are modified as set forth below. It is our intention that such terms comply with the payment timing requirements of Section 409A, and that they be interpreted accordingly. Capitalized terms used in Section 2 of this letter and not otherwise defined herein have the meaning ascribed thereto in the Participation Certificate and the SEPIP.

A. Annual Performance Rating. The Company hereby waives its discretionary right under Section 3.3 of the SEPIP to reduce the amount of the Earned Award due to achievement of an Annual Performance Rating of less than 3.0, and Paragraph 2 of the Performance Certificate is hereby amended to delete from the second sentence thereof the phrase “in each case with a minimum specified Annual Performance Rating.”

B. Involuntary Termination and Termination for Good Reason. In the event you have a Qualifying Termination of Employment (as defined below) (i) that number of your unvested Restricted Plan Shares, if any, determined as provided in Section 4.2(c) of the SEPIP, will vest in full and the shares covered thereby shall be issued on the later of March 15 of the year following Termination of Employment or the date that satisfies the Section 409A payment requirements set forth in Section 5.1(b) of the SEPIP (the “409A Payment Date”), and the balance of your unvested Restricted Plan Shares, if any, will be forfeited, and (ii) the balance of any Remaining Installments, discounted to the present value thereof on the date of payment at the applicable Discount Rate, will be fully vested and payable in a lump sum payment on the later of March 15 of the year following Termination of Employment or the 409A Payment Date, in cash, Unrestricted Plan Shares (valued at the Fair Market Value of a share of the applicable series of Common Stock on the date of payment) or a combination thereof as the Committee may determine. A “Qualifying Termination of Employment” means (i) a Termination of Employment that occurs due to termination by LGI or any of its Subsidiaries without Cause, or due to your resignation for Good Reason (other than resignation pursuant to clause (ii) of the definition of Good Reason prior to December 31, 2010), or (ii) if the term of your Agreement is not further extended by mutual agreement beyond December 31, 2010, a Termination of Employment that occurs on or after December 31, 2010, for any reason other than death, Disability or termination by LGI or any of its Subsidiaries for Cause.

C. Voluntary Resignation on or after January 1, 2010. In the event your Termination of Employment is not a Qualifying Termination and occurs on or after January 1, 2010 due to resignation without Good Reason, (i) that number of your unvested Restricted Plan Shares, if any, determined as provided in Section 4.2(c) of the SEPIP, will vest in full and the shares covered thereby shall be issued on the later of March 15 of the year following Termination of Employment or the 409A Payment Date, and the balance of your unvested Restricted Plan Shares, if any, will be forfeited, (ii) the balance of any Remaining Installments, discounted to the present value thereof on the date of payment at the applicable Discount Rate, will be fully vested and payable in a lump sum payment on the later of March 15 of the year following Termination of Employment or the 409A Payment Date, in Unrestricted Plan Shares (valued at the Fair Market Value of a share of the applicable series of Common Stock on the date of payment) and (iii) all shares issued pursuant to clauses (i) and (ii) above shall be subject to the Transfer Restrictions. The “Transfer Restrictions” shall be restrictions on the transferability of any shares issued pursuant to this Section 2.C., and such shares may not be sold, transferred, assigned, pledged, exchanged, hypothecated, encumbered or otherwise disposed of prior to the date that is the earlier of (x) January 1, 2020, (y) your death or (z) such earlier date as may be authorized by the Committee in its sole discretion, and any purported transfer during the period the Transfer Restrictions remain in place shall be void. Any certificates representing such shares shall contain a legend referencing these Transfer Restrictions. Notwithstanding any provision of the SEPIP to the contrary, a resignation pursuant to clause (ii) of the definition of Good Reason prior to December 31, 2010 shall be deemed to be a resignation without Good Reason for purposes of this Section 2.C.

All other terms and conditions of the Agreement and the Participation Certificate shall remain in full force and effect.

If the foregoing amendments to the Agreement and the Participation Certificate are satisfactory, please indicate your acceptance of the same by signing and returning three executed originals of this letter.

UPC BROADBAND HOLDING SERVICES B.V.		LIBERTY GLOBAL, INC.
(Host Company)		(Employer)

By	/s/ Anton M. Tuijten	By	/s/ Amy M. Blair
Name: Anton M. Tuijten		Name: Amy M. Blair
Its: Attorney-in-Fact
Date:	12/31/09	Date:	12/31/09

By	/s/ Charles H.R. Bracken
Name: Charles H.R. Bracken
Its: Attorney-in-Fact
Date:	12/31/09

ACCEPTED and AGREED:

/s/ W. Gene Musselman
W. Gene Musselman
(Employee)
Date: 12/31/09